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                                                                     EXHIBIT 4.5


              RELIANT RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN
                   (AS ESTABLISHED EFFECTIVE JANUARY 1, 2001)

1. PURPOSE

         The Reliant Resources, Inc. Employee Stock Purchase Plan is designed to encourage and assist all employees of Reliant Resources, Inc., a Delaware corporation ("Resources"), and Subsidiaries, where permitted by applicable laws and regulations, to acquire an equity interest in Resources through the purchase of shares of Common Stock, par value $.001 per share, of Resources. It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS

         As used in this Plan, the following words and phrases shall have the meanings set forth below, unless the context clearly requires otherwise.

         "Board" means the Board of Directors of Resources.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means either the Benefits Committee of Reliant Energy, Incorporated or the appropriately designated committee of Resources, whichever is then empowered by the Board pursuant to Section 3.

         "Common Stock" means the Common Stock, par value $.001 per share, of Resources.

         "Company" means Resources or any Subsidiary.

         "Compensation" means the total cash compensation actually paid for personal services to the respective Participant by the Company during the applicable payroll period plus any amounts contributed by the Company pursuant to a salary reduction agreement under Code Section 401(k) and any amounts not includable in gross income of the Participant under Code Section 125. Compensation specifically includes salaries, wages, commissions, overtime pay, performance-based bonuses paid in cash, and any other payments of compensation which would be subject to tax under Code Section 3101d(a), without the dollar limitation of Code Section 3121d(a)(1). Compensation specifically excludes (i) expense allowances; (ii) benefits received under the Long-Term Disability Plan of the Company, (iii) contributions of the Company to or benefits under the Reliant Energy, Incorporated Savings Plan (or any successor savings plan contributed to by the Company) or any other welfare or deferred compensation plan not expressly included above; and (iv) any payments made in connection with a Participant's termination of employment or severance pay. The Compensation of the respective Participants as reflected by the books and records of the Company shall be conclusive.



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         "Custodian" means the bank or financial institution designated by the
Committee for the purpose of holding shares and cash amounts allocated to Participants' accounts under the Plan.

         "Effective Date" means January 1, 2001.

         "Employee" means any individual employed by the Company.

         "Enrollment Period" means the period prescribed for enrollment in a Purchase Period by the Committee from time to time.

         "Fair Market Value" means the average of the highest and lowest sale price per share of the Common Stock as quoted in the Wall Street Journal, excluding any after-market trades; provided, however, that Fair Market Value on the Grant Date for the initial Purchase Period shall be the price per share of Common Stock set on the IPO Pricing Date, as set forth in the final prospectus relating to the IPO.

         "Grant Date" means the first trading day of the Purchase Period or such other trading day designated by the Committee.

         "IPO" means the first time a registration statement filed under the Securities Act of 1933 and respecting an underwritten primary offering by the Company of shares of Common Stock is declared effective under that Act and the shares registered by that registration statement are issued and sold by the Company (otherwise than pursuant to the exercise of any overallotment option).

         "IPO Closing Date" means the date on which the Company first receives payment for the shares of Common Stock it sells in the IPO.

         "IPO Pricing Date" means the date of the execution and delivery of an underwriting or other purchase agreement among the Company and the underwriters relating to the IPO setting forth the price at which shares of Common Stock will be issued and sold by the Company to the underwriters and the terms and conditions thereof.

         "Maximum Dollar Limitation" means $21,250.

         "Maximum Share Limitation" means, for each calendar year, a number of shares of Common Stock the fair market value of which does not exceed $25,000. For this purpose, the Fair Market Value of a share of Common Stock is determined as of the Grant Date for the Purchase Period for which the shares were purchased. The shares purchased in each Purchase Period during a calendar year are aggregated for this purpose.

         "New Purchase Date" means the new Purchase Date set by the Committee pursuant to Section 21.

         "Participant" means an Employee who participates in this Plan.



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         "Plan" means this Reliant Resources, Inc. Employee Stock Purchase Plan, as amended from time to time.

         "Purchase Date" means the last trading day of the Purchase Period or such other trading date designated by the Committee.

         "Purchase Period" means the period over which payroll deductions are made and at the end of which shares are purchased as described in Section 7.

         "Subsidiary" means any corporation (a) in an unbroken chain of corporations beginning or ending with Resources if, on or after the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain and (b) which has been designated by the Committee as a Subsidiary for purposes of this Plan. The designated Subsidiaries as of the Effective Date are set forth on Exhibit A attached hereto.

3. ADMINISTRATION OF THE PLAN

         Until such time as the Board determines, the Plan shall be administered by the Benefits Committee of Reliant Energy, Incorporated. Upon the Board's designation, the Plan shall be administered by a Resources committee appointed by the Board. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan hereunder.

         The Committee may act by unanimous decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment of the Board. The Committee may delegate its duties and authority under this Plan to one or more officers of the Company, and actions taken by such duly authorized officers shall be deemed to be actions of the Committee.

4. NATURE AND NUMBER OF SHARES

         The Common Stock subject to issuance under the terms of the Plan shall be shares of authorized but unissued shares or previously issued shares reacquired and held by Resources. Except as provided in Section 21 hereof, no more than 3,000,000 shares of Common Stock may be issued under the Plan. All shares purchased under the Plan, regardless of source, shall be counted against this share limitation.



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5. ELIGIBILITY REQUIREMENTS

         Each Employee, except as described in the next following paragraph, shall become eligible to elect to participate in the Plan in accordance with
Section 6 during the first Enrollment Period following employment by the Company. Participation in the Plan is voluntary.

         The following Employees are not eligible to participate in the Plan:

                  (i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary; or

                  (ii) Employees who are prohibited (or for whom participation is made impractical) by the laws and regulations of the nation of their residence or employment from participating in the Plan as determined by the Committee; or

                  (iii) Employees subject to a collective bargaining agreement if the exclusion of such employees is the result of good faith bargaining regarding the provision of benefits to such employees.

6. ENROLLMENT

         Each eligible Employee of the Company as of the IPO Closing Date shall be automatically enrolled in the Plan with an option to purchase a number of shares purchasable with up to fifteen percent (15%) of the employee's Compensation earned during the initial Purchase Period at the price determined under the provisions of Section 10. As soon as administratively feasible after the IPO Closing Date, each eligible Employee shall be entitled to withdraw from participation in the Plan or elect to participate in the Plan through payroll deductions.

         Each other eligible Employee of Resources or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan during the Enrollment Period which begins following the date he first meets the eligibility requirements of Section 5. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan during the Enrollment Period for any subsequent Purchase Period. Any eligible Employee may enroll or re-enroll in the Plan during an Enrollment Period effective as of the beginning of the applicable Purchase Period. An eligible Employee must enroll by following the procedures required by the Committee.

7. METHOD OF PAYMENT

         Payment for shares is to be made as of the applicable Purchase Date through payroll deductions over the Plan's Purchase Period, with the first such deduction generally commencing with the payroll period ending after the commencement of a Purchase Period. Each Purchase Period under the Plan shall be a period of six (6) calendar months beginning on each July 1 and



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January 1 or such other period as the Committee may prescribe; provided, however, that the first Purchase Period will begin on the IPO Closing Date and end on December 31, 2001. Each Participant will authorize such deductions from his pay for each payroll period during the Purchase Period and such amounts will be deducted in conformity with his employer's payroll deduction schedule; provided, however, that payroll withholding during the initial Purchase Period will begin (for the Participants who elect such withholding) as soon as administratively feasible after the IPO Closing Date as determined by the Committee in its discretion.

         Each Participant may elect to make contributions each pay period in amounts not less than one percent (1%) and not more than fifteen percent (15%), in whole percentage increments, or such other percentages as the Committee may establish from time to time for an Enrollment Period for all purchases to occur during the relevant Purchase Period, of his Compensation during such Purchase Period. The rate of contribution shall be designated by the Participant in the manner prescribed by the Committee.

         A Participant may elect to increase or decrease the rate of contribution twice each Purchase Period (other than during the Enrollment Period) in the manner prescribed by the Committee (but in no event may such increase or decrease be made later than 15 business days prior to the end of the Purchase Period). The increase or decrease will be effective as soon as administratively feasible after the election is made in the manner prescribed by the Committee.

         A Participant may also elect to withdraw his contributions at any time during the Purchase Period (but in no event later than 15 business days prior to the end of the Purchase Period), by giving notice in the manner prescribed by the Committee, and the withdrawal election will be effective as soon as administratively feasible after it is received by the Committee. Any Participant who withdraws his contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in a subsequent Enrollment Period in order to participate in a later Purchase Period.

         No more than the maximum contribution permitted any Participant under
Section 10 can be accumulated including dividends, if applicable. Except in the case of a withdrawal of contributions in the previous paragraph or termination of employment as described in Section 12, the amount in a Participant's account at the end of the Purchase Period will be applied to the purchase of the shares.

8. CREDITING OF CONTRIBUTIONS AND DIVIDENDS

         Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Amounts credited to a Participant's account will not be credited with interest. Dividends, if any, on shares held in a Participant's account in the Plan will be credited to such Participant's account and will be held by the Custodian.

9. GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

         Enrollment in the Plan by an Employee effective as of the beginning of a Purchase Period will constitute the grant by the Company to the Participant of the right to purchase shares of



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Common Stock under the Plan. Re-enrollment by a Participant in the Plan (but not merely an increase or decrease in the rate of contributions) will constitute a grant (as of the beginning of the Purchase Period for which such re-enrollment occurs) by the Company to the Participant of a new opportunity to purchase shares. A Participant who has not terminated employment and has not withdrawn his contributions to the Plan will have shares of Common Stock purchased for him on the applicable Purchase Date. A Participant who has not terminated employment, has not withdrawn his contributions to the Plan and has not voluntarily reduced his contributions to 0% of Compensation will automatically be re-enrolled in the Plan for the Purchase Period immediately following the Purchase Date on which such purchase has occurred, unless such Participant notifies the Company in the manner prescribed by the Committee that he elects not to re-enroll. A Participant who has withdrawn his contributions to the Plan or reduced his contributions to 0% of Compensation during any Purchase Period must re-enroll in the next Enrollment Period.

         Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

                  (i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring on the last trading day of the Purchase Period; or (B) the date on which participation of such Participant in the Plan terminates in accordance with Section 12;

                  (ii) in no event shall the right to purchase shares of Common Stock during a Purchase Period extend beyond twenty-seven (27) months from the beginning of the Purchase Period;

                  (iii) payment for shares purchased will be made through payroll withholding and the crediting of dividends, if applicable, in accordance with Sections 7 and 8;

                  (iv) purchase of shares will be accomplished only in accordance with Section 10;

                  (v) the price per share will be determined as provided in
         Section 10;

                  (vi) during any calendar year, the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Resources or any Subsidiary) will in no event give the Participant the right to purchase a number of shares in excess of the Maximum Share Limitation determined as of the applicable Grant Dates; and

                  (vii) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.




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10. PURCHASE OF SHARES

         The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The Fair Market Value of the Common Stock to be purchased during such Purchase Period will be determined on the Grant Date. The Fair Market Value of the Common Stock will again be determined in the same manner on the Purchase Date. These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

         As of the Purchase Date, the Committee shall apply the funds then credited to each Participant's account to the purchase of whole and fractional shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be 85% of the lower of:

                  (i) the Fair Market Value of Common Stock on the Grant Date;
         or

                  (ii) the Fair Market Value of Common Stock on the Purchase
         Date.

         Participants shall be treated as the record owners of their shares effective as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. Any cash equal to less than the price of a whole share of Common Stock shall be used to purchase fractional shares. Any Participant who elects to withdraw the shares held in his account will receive a certificate for the number of whole shares held in his account and a cash refund attributable to any accumulated dividends, if applicable. In the discretion of the Committee, fractional shares will be either (i) sold on the open market and the Participant will receive the net proceeds, if any, after all fees have been paid or (ii) left in the Participant's account. Participants will bear the costs, if any, associated with issuing certificates for shares.

         If for any reason a Participant's allocations to the Plan in a Purchase Period, when combined with the Participant's allocations in any other Purchase Period during the same calendar year, either (i) exceed the Maximum Dollar Limitation or (ii) would otherwise allow the purchase of a number of shares in excess of the Maximum Share Limitation, such excess allocations shall be refunded to the Participant as soon as administratively feasible after such excess has been determined to exist.

         If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, contributions shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to these excess contributions shall be refunded as soon as administratively feasible. The Committee in its discretion may also provide that these excess contributions may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations as set forth under Section 423 of the Code.

11. VOLUNTARY WITHDRAWAL OF SHARES

         A Participant may elect to withdraw shares held in his account at any time (without withdrawing from the Plan) by giving notice in the manner prescribed by the Committee. Upon




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receipt of such notice, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of all shares held in the Participant's account as soon as administratively feasible. Participants will bear the costs, if any, associated with issuing certificates for shares.

12. TERMINATION OF EMPLOYMENT; TERMINATION OF PARTICIPATION

         The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, disability or when the Participant's employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his contributions to the Plan as provided in Section 7 or begins to receive long-term disability benefits from the Company. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period.

         A Participant whose participation in the Plan terminates during a Purchase Period will receive his entire account balance accumulated towards the purchase of shares during the Purchase Period as soon as administratively feasible.

         In addition, for a Participant whose employment is terminated or who otherwise becomes ineligible to participate, the Committee shall cause to be paid to the Participant or his beneficiary or legal representative as soon as administratively feasible after termination of employment, all dividends, if applicable, credited to his account as determined in accordance with Section 8, and shall cause a certificate for the number of whole shares held in his account to be delivered to the Participant or to his beneficiary or legal representative within 90 days of termination of employment, or as soon as administratively feasible thereafter. In the discretion of the Committee, fractional shares will be either (i) sold on the open market and the Participant will receive the net proceeds, if any, after all fees have been paid or (ii) left in the Participant's account.

13. UNPAID LEAVE OF ABSENCE

         Unless the Participant has voluntarily withdrawn his contributions from the Plan, shares will be purchased for his account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant provided such leave does not constitute a termination of employment, as determined in the discretion of the Committee. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made up to the commencement of such unpaid leave of absence plus dividends, if applicable. Participation in the Plan will terminate immediately after the purchase of shares on such Purchase Date, unless the Participant has resumed eligible employment prior to the Purchase Date, in which case the Participant may resume payroll deductions immediately in the next Purchase Period.



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14. DESIGNATION OF BENEFICIARY

         Each Participant may designate one or more beneficiaries in the event of death and may, in his sole discretion, change such designation at any time. Any such designation shall be effective upon receipt in the manner prescribed by the Committee and shall control over any disposition by will or otherwise.

         As soon as administratively feasible after the death of a Participant, contributions for the current Purchase Period, any dividends credited to the Participant's account shall be paid in cash and a certificate for any whole shares shall be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the Participant's lawful spouse as of the date of death, if any, or if there is no such spouse, to the executor, administrator or other legal representative of the Participant's estate. In the discretion of the Committee, fractional shares will be either (i) sold on the open market and the Participant will receive the net proceeds, if any, after all fees have been paid or (ii) left in the Participant's account. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

15. ASSIGNMENT

         The rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him.

16. TREATMENT OF NON-U.S. PARTICIPANTS

         Participants who are employed by non-U.S. companies, who are paid in foreign currency and who contribute foreign currency to the Plan through payroll deductions, will have such contributions converted to U.S. dollars. The exchange rate for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during the Purchase Period result in a purchase price below the price determined pursuant to Section 10.



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17. COSTS

         All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant. Participants will bear the costs, if any, associated with issuing certificates for shares or any other costs such as wire transfer fees, Securities Exchange Commission fees, etc.

18. REPORTS

The Company shall provide or cause to be provided to each Participant a report of his contributions and the shares of Common Stock purchased with such contributions by that Participant for each Purchase Date, and will provide or cause to be provided such other reports, if any, as it deems appropriate from time to time.

19. EQUAL RIGHTS AND PRIVILEGES

         All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with
Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section
423. This Section 19 shall take precedence over all other provisions in the Plan.

20. RIGHTS AS STOCKHOLDER

         A Participant will have no rights as a stockholder under the election to purchase until he becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 10 at the close of business on the last business day of the Purchase Period.

21. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

         (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the right to purchase shares of Common Stock covered by a current Purchase Period and the number of shares which have been authorized for issuance under the Plan for any future Purchase Period, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 10), as well as the price per share and the number of shares of Common Stock covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible




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                  into shares of stock of any class, shall affect, and no
                  adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

         (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Purchase Period then in progress shall be shortened by setting a New Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation. Each Participant will be notified in writing, at least thirty
                  (30) business days prior to the New Purchase Date, that the Purchase Date for the Participant's right to purchase shares has been changed to the New Purchase Date and that the applicable number of shares will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 12 hereof.

         (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding right to purchase shares shall be assumed or an equivalent right to purchase shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the right to purchase shares, any Purchase Period then in progress shall be shortened by setting a New Purchase Date and any Purchase Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company's proposed sale or merger. Each Participant will be notified in writing at least thirty (30) business days prior to the New Purchase Date that the Purchase Date has been changed to the New Purchase Date and that the applicable number of shares will be purchased automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 12 hereof.

22. MODIFICATION AND TERMINATION

         Except as provided in Section 21 hereof, the Board may amend, suspend or terminate the Plan at any time. No amendment shall be effective unless within one (1) year after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a meeting of our shareholders if such amendment would otherwise cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

         In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to




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the Participants as soon as administratively feasible, including dividends, if applicable, determined in accordance with Section 8.

23. BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE

         This Plan was originally approved by the Board effective as of the Effective Date, and by our sole stockholder on October 3, 2000.

24. GOVERNMENTAL APPROVALS OR CONSENTS

         This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 22, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

25. LISTING OF SHARES AND RELATED MATTERS

         If at any time the Board or the Committee shall determine, based on opinion of legal counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or reporting system or under any state or federal law is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration or qualification shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to legal counsel.

26. EMPLOYMENT RIGHTS

         The Plan shall neither impose any obligation on Resources or on any Subsidiary to continue the employment of any Participant, nor impose any obligation on any Participant to remain in the employ of Resources or of any Subsidiary.

27. WITHHOLDING OF TAXES

         The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the purchase of Common Stock under the Plan.

28. SUBSIDIARY TERMS

         In addition to changes in eligibility requirements, the adopting Subsidiaries may make any changes in the terms of this Plan applicable to their Employees as shall be acceptable to the Committee, provided that such changes do not cause the Plan to fail to comply with the requirements of Section 423 of the Code, to the extent it is applicable.



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29. GOVERNING LAW

         The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

30. USE OF GENDER

         The gender of words used in the Plan shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

31. OTHER PROVISIONS

         The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

                                 [END OF PAGE]




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




         IN WITNESS WHEREOF, this document has been executed effective as of the Effective Date.


                                           RELIANT RESOURCES, INC.



                                           By:  /s/ Robert W. Harvey
                                              ----------------------------------
                                                    Robert W. Harvey
                                                    Executive Vice President and
                                                    Group President, Emerging
                                                    Businesses

                                    EXHIBIT A

                           Participating Subsidiaries



RELIANT ENERGY POWER GEN
RELIANT ENERGY DEER PARK
RE SOLUTIONS, LLC.
RELIANT ENERGY SERVICES
RE RETAIL SERVICES, LLC.
RE INDIAN RIVER, LLC
RE COMMUNICATIONS, INC.
RE POWER OPERATIONS I
RE DEVELOPMENT SERVICES
RE WHOLESALE SERVICE CO
RE MID-ATLAN POWER HOLDNS
RE NORTHEAST MGMT CO.
RE MARYLAND HOLDINGS, LLC
RE NEW JERSEY HOLD, LLC
INSYNC INTERNET SERVICES
RE POWER OPERATIONS II
RELIANT RESOURCES, INC.
RE CUSTOMER CARE SERVICES
REL RESOURCES INT SVC, INC
RE TEGCO, INC.